EXHIBIT 99.1

ACME UNITED CORPORATION            NEWS RELEASE
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                            CONTACT: Paul G. Driscoll
                             Acme United Corporation
                   60 Round Hill Road    Fairfield, CT  06824
                  Phone: (203) 254-6060    FAX: (203) 254-6521
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                       FOR IMMEDIATE RELEASE July 26, 2007
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ACME UNITED CORPORATION REPORTS RECORD SECOND QUARTER SALES AND EARNINGS

         FAIRFIELD, CONN. - July 26, 2007 - Acme United Corporation (AMEX:ACU) today announced that net sales for the quarter ended June 30, 2007 were $19.0 million compared to $17.0 million in the same period in 2006, an increase of 12%. Net sales for the six months ended June 30, 2007 were $31.2 million compared to $29.2 million in the same period in 2006, an increase of 7%.

         Net income was $1,522,000 or $.41 per diluted share for the second quarter ended June 30, 2007 compared, to $1,506,000 or $.40 per diluted share for the comparable period last year, an increase of 1% in net income and 3% in diluted earnings per share. Net income for the six months ended June 30, 2007 was $2,172,000, or $.59 per diluted share compared to $2,265,000, or $.61 per diluted share in the comparable period last year, a 4% decrease in net income and 3% in diluted earnings per share.

         Net sales for the quarter ended June 30, 2007 in the U.S. segment increased 11% as a result of sales of new products, primarily the iPoint electric pencil sharpener. Combined sales in Europe and Canada increased by 16% in U.S. dollars and 12% in local currency for the quarter ended June 30, 2007.

         Gross margins were 42% in the second quarter of 2007 versus 43.7% in the comparable period last year. For the first six months of 2007 gross margins were 42.6% compared to 44.4% in the same period in 2006. The gross margin declines were due to higher product costs as the result of greater sales of lower margin products, increased raw material costs and the appreciation of the Chinese currency.

         Walter C. Johnsen, Chairman and CEO, said "We had record sales and earnings for the quarter. Every business unit had meaningful increases in sales. Our European business is improving. Net Sales in Europe for the first six months of 2007 increased 17% in U.S. dollars compared to the same period last year, and margins improved."

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         Mr. Johnsen said that sales of the iPoint electric pencil sharpener are strong, and that new business for the remainder of the year appears solid. He also said that the Company intends to increase prices where appropriate to adjust for higher costs.

         The Company's bank debt less cash on June 30, 2007 was $9.6 million compared to $9.2 million on June 30, 2006. The increase in bank debt during the twelve month period was primarily due to an increase in borrowings for inventory and accounts receivables for the back to school season, partially offset by earnings. Based on anticipated cash flow, the debt level is expected to decline during the second half of the year.

         ACME UNITED CORPORATION is an innovative supplier of cutting devices, measuring instruments, and safety products for school, home, office and industrial use. Its leading brands include Westcott(R), Clauss(R), and PhysiciansCare (R).

         Forward-looking statements in this report, including without limitation, statements related to the Company's plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties including without limitation the following: (i) the Company's plans, strategies, objectives, expectations and intentions are subject to change at any time at the discretion of the Company; (ii) the Company's plans and results of operations will be affected by the Company's ability to manage its growth, and (iii) other risks and uncertainties indicated from time to time in the Company's filings with the Securities and Exchange Commission.

                                     # # #

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
                             ACME UNITED CORPORATION
                   CONDENSED CONSOLIDATED STATEMENT OF INCOME
                           SECOND QUARTER REPORT 2007

                                                       Quarter Ended         Quarter Ended
                                                       June 30, 2007         June 30, 2006
Amounts in $000's except per share data                 (Unaudited)           (Unaudited)
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

Net sales                                                $ 18,999              $ 16,984
Gross profit                                                7,979                 7,428
Selling, general, and administrative expenses               5,435                 4,995
Interest expense                                              156                   130
Other (income) expense                                         41                   (38)
Pre-tax income                                              2,347                 2,341
Income tax expense                                            825                   835
Net income                                                  1,522                 1,506

     Shares outstanding - Basic                             3,527                 3,489
     Shares outstanding - Diluted                           3,698                 3,731

Earnings per share basic                                     0.43                  0.43
Earnings per share diluted                                   0.41                  0.40

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

                             ACME UNITED CORPORATION
                   CONDENSED CONSOLIDATED STATEMENT OF INCOME
                       SECOND QUARTER REPORT 2007 (cont.)

                                                     Six Months Ended      Six Months Ended
                                                       June 30, 2007         June 30, 2006
Amounts in $000's except per share data                 (Unaudited)           (Unaudited)
----------------------------------------------------------------------------------------------

Net sales                                                $ 31,240              $ 29,241
Gross profit                                               13,313                12,980
Selling, general, and administrative expenses               9,593                 9,254
Interest expense                                              310                   255
Other (income) expense                                         14                  (114)
Pre-tax income                                              3,396                 3,585
Income tax expense                                          1,224                 1,320
Net income                                                  2,172                 2,265

     Shares outstanding - Basic                             3,527                 3,487
     Shares outstanding - Diluted                           3,698                 3,724

Earnings per share basic                                     0.62                  0.65
Earnings per share diluted                                   0.59                  0.61

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

                             ACME UNITED CORPORATION
                      CONDENSED CONSOLIDATED BALANCE SHEET
                           SECOND QUARTER REPORT 2007
                                   (Unaudited)

Amounts in $000's                                      June 30, 2007         June 30, 2006
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

Assets:
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Current assets:
    Cash                                                 $   3,057             $   1,053
    Accounts receivable, net                                18,056                14,960
    Inventories                                             17,079                14,990
    Prepaid and other current assets                         1,287                 1,222
                                                   -------------------------------------------
Total current assets                                        39,479                32,225

    Property and equipment, net                              2,506                 2,566
    Other assets                                             1,016                 1,591
                                                   -------------------------------------------
Total assets                                             $  43,001             $  36,382
                                                   ===========================================

Liabilities and stockholders' equity:
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Current liabilities
    Accounts payable                                         4,639                 3,715
    Other current liabilities                                4,309                 4,768
                                                   -------------------------------------------
Total current liabilities                                    8,948                 8,483
Long-term debt                                              12,697                10,256
Other non current liabilities                                  687                 1,084
                                                   -------------------------------------------
                                                            22,332                19,823
Total stockholders' equity                                  20,669                16,559
                                                   -------------------------------------------
Total liabilities and stockholders' equity               $  43,001             $  36,382
                                                   ===========================================

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